Exhibit 10.1

GlobalOptions Group, Inc.

75 Rockefeller Plaza

New York, New York 10019

July 30, 2007

Jeffrey Nyweide

PO Box 1426.

Manchester Center, VT 05255

Dear Jeff:

This letter sets forth the agreement on matters relating to your willingness to do the following: (i) terminate the consulting agreement, as amended by and between originally BKS Advisors, LLC and later assigned to you and GlobalOptions, Inc. and later assigned to GlobalOptions Group, Inc. (the “Company”) (the “Consulting Agreement”), attached as Exhibit 2); and (ii) entering into an employment agreement with the “Company, as an employee with the title of Chief Financial Officer, Treasurer, Secretary, and Executive Vice President Corporate Development as the terms of such employment are set forth herein.

1. Employment, Term. The Company agrees to employ you and you hereby agree to serve as Chief Financial Officer, Treasurer, Secretary, and Executive Vice President Corporate Development for the Company effective August 1, 2007 (the “Effective Date”). As Chief Financial Officer, Treasurer, Secretary, and Executive Vice President Corporate Development of the Company, you shall report to the Chairman and shall have such responsibilities and perform such duties appropriate to such positions as the Chairman determines, including but not limited to: (i) assisting the Company in the development of its business plan, product description, and financial forecasts; (ii) assisting the Company in developing its business strategy; (iii) assisting the Company in its investor relations, including but not limited to, establishing tools and procedures for evaluating the Company’s existing financing and tracking the Company’s performance; (iv) assisting the Company in its effort to hire other Executive Officers; (v) facilitating the business development with major corporate customers; (vi) assisting the Company in its effort to establish a public market for the Company’s securities; and (vii) assisting the Company in raising additional financing.

You shall devote sufficient working time and efforts to the business of the Company, except that the Company agrees to and supports your continued participation in the activities set forth on Schedule A attached hereto (and said Schedule A, may be amended from time to time hereafter, subject to approval by the Chairman), provided those activities do not interfere with your responsibilities and your ability to perform your duties as set forth herein. The Company understands that your principal office shall be located at Manchester Center, VT 05255 but you may be required to spend a substantial amount of your time in the City of New York to fulfill your obligations to the Company.

The Company hereby agrees that the Consulting Agreement continues until the Effective Date, and the term of this Agreement shall commence on the Effective Date hereof and ending upon January 31, 2010, unless otherwise terminated pursuant to the terms hereof. The term shall automatically extend for an additional one year period on the first day of the final year of the term, or any extension thereof, as the case may be, on the same terms and conditions as set forth herein, unless either the Company or you give written notice to the other within 90 days before the first day of the final year that the term shall not automatically be extended; provided, however, that the Company and you may amend this Agreement during such 90 day period to provide for such additional or modified terms and conditions as they shall mutually agree in writing. The end of such term shall be the “Expiration Date”.

2. Salary. For the remainder of the calendar year 2007, the Company shall pay you at the beginning of each month $27,083.33, less the appropriate federal and state withholdings for 2007, $29,166.67 beginning each month for the calendar year 2008, and $31,250 for 2009 and you shall be entitled to participate in all of the benefit plans and programs offered and paid by the Company to its executive officers.

3. Bonus. Starting on the Effective Date, you shall be eligible for a performance bonus payable 50% in cash and 50% in vested restricted stock established from the 2007-2009 Annual Incentive Plan, based upon mutually agreed to goals, established by the Compensation Committee formed by the Board of Directors of GlobalOptions Group, Inc. (the “Compensation Committee”). The performance bonus and payment for 2007-2009 shall be based upon achieving certain goals as set forth in Exhibit 1 to this Agreement.

4. Employee Benefits; Business Expenses. You shall be entitled to participate in all employee benefit plans and programs offered by the Company to its senior management from time to time in effect, including, but not limited to, 401(k) plans and group insurance plans such as life, disability, health, medical and dental, subject to the provisions of such plans and programs from time to time in effect. You shall be entitled to four (4) weeks of paid vacation each year, accrued monthly (including the time under the Consulting Agreement). Unused vacation days at the end of a calendar year will not be accrued or rolled forward into subsequent years. The Company will reimburse you for all customary and reasonable travel and business expenses incurred by you in the performance of your duties according to normal corporate policy and agreed-upon budgets. In addition to aforementioned reimbursable expenses you shall receive a monthly payment in the amount of $9,000, payable at the beginning of each month for the term of this Agreement to help defray your cost of living in the City of New York, and such payment shall be subject to required withholding of appropriate taxes.

5. Options.

A. All Options granted to you under the Consulting Agreement shall be in full force and effect and the vesting period shall not terminate upon the termination of the Consulting Agreement and such vesting period shall continue under this Agreement. The one-time award of the restricted grant in the amount of six hundred thousand (600,000, or 75,000 shares, post reverse split) shares under the Consulting Agreement, subject to performance vesting under the 2007-2009 Annual Incentive Plan shall be inclusive under this Agreement and the subject to the performance vesting as set forth under the same 2007-2009 Annual Incentive Plan. The Company will continue to use its reasonable efforts to include all securities issued to you on a registration statement registering the resale of such securities.

B. You, at your option, shall have the ability to exercise in a cashless manner any securities granted to you pursuant to the Company’s 2005 Stock Option Plan, 2006 Stock Option Plan, 2006 Long-Term Incentive Plan or any other employee benefit plan which is approved by stockholders and provides for cashless exercises, for the purpose of exercising the purchase of options and/or withholding taxes for options and/or restricted stock.

C. Not withstanding anything to the contrary in this Agreement, upon a Change of Control of the Company, all stock options and restricted stock shall vest immediately upon such Change in Control and all performance conditions for any performance stock options or restricted stock shall be deemed to be met and the term to exercise any stock options will be equal to the term of the stock option originally granted.

Subject to Section 5 A and the terms and conditions of the Company’s stock option plans, the parties rights and obligations under this Section 5 shall not be affected by any other provision of this Agreement or by termination of your employment with the Company.

For purposes of this Agreement, the term “Change of Control” shall mean: (i) the sale, transfer, exchange, conveyance or other disposition (other than by way of merger, consolidation, recapitalization or reorganization), in one or a series of related transactions, of all or substantially all of the assets of the Company or more than fifty percent (50%) of the combined voting power of the outstanding securities of the Company held by persons who are stockholders of the Company on the date hereof to any person or entity; (ii) the adoption of a plan relating to the liquidation or dissolution of the Company; or (iii) a merger or consolidation of the Company with or into another corporation or entity or a recapitalization or reorganization of the Company if, immediately upon the consummation of such merger, consolidation, reorganization or recapitalization, the holders of the outstanding voting securities of the Company, determined immediately prior to such merger, consolidation, reorganization or recapitalization do not immediately thereafter own more than fifty percent (50%) of the combined voting power of the merged, consolidated, reorganized or recapitalized company’s outstanding securities entitled to vote generally in the election of directors.

6. Termination of Employment.

Termination Without Cause, Death, Disability. In the event that your employment with the Company shall be terminated by the Company without Cause (as hereinafter defined) or by reason of death or Disability (as hereinafter defined) during the initial term of this Agreement the Company shall pay to you (or, in case of your death, to your estate) in a lump sum within ninety (90) days of such termination (at your highest annualized rate of salary in effect during the one-year period ending on the effective date of termination), an amount equal to the salary accrued to the date of termination. The Company shall also pay to you any bonus, under the terms of your annual bonus plan, on a pro rata basis for the year in which such termination occurs; such pro rata bonus to be the bonus for such year as determined under Section 3 hereof multiplied by a fraction, the numerator of which is the number of days from the beginning of the applicable year to the date of termination of employment and the denominator of which is 365. The bonus shall be paid not later than ninety (90) days following the end of the year in which the termination occurred. In addition to the above, if termination is due to Termination without Cause, you shall be entitled to a severance package equal to fifty percent (50%) of your base salary and bonus for the remaining term under this agreement, to be paid not later than ninety (90) days following the date of termination. You shall be under no obligation to seek other employment or otherwise to mitigate the Company’s obligation to make payments to you pursuant to this Section 6. Your rights under the other benefit plans and programs of the Company shall be determined in accordance with the terms of such plans and programs as then in effect.

B. For purposes of this Agreement, “Disability” shall mean your failure by reason of sickness, accident or physical or mental disability to substantially perform the duties and responsibilities of your employment with the Company for a period of three (3) months in any period of twelve (12) consecutive months.

7. Termination for Cause. The Company may terminate your employment at any time for Cause, effective upon the giving of written notice describing the Cause and providing you an opportunity to be heard before the Board, in which event you shall be entitled to be paid your salary at the then current rate through the date of termination. Your participation in employee benefit plans shall cease upon the effective date of termination of employment; provided, however, that the Company shall assure that you receive after such termination all benefits provided by the terms of such plans or required by law. For purposes of this Agreement, “Cause” shall mean (i) you are convicted of a felony involving moral turpitude; or (ii) in carrying out your duties, you engage in conduct that constitutes willful gross neglect or willful gross misconduct resulting in either case, in material economic harm to the Company, unless you believed in good faith that such action or non-action was in, or not opposed to, the best interest of the Company.

8. Termination with Good Reason. You may terminate your employment hereunder, effective upon the giving of written notice thereof, if the Company demotes you from one of the officer positions referred to in Section 1 hereof; more than fifty percent change in ownership of the Company; or fails to pay you your salary or bonuses as provided in Sections 2 and 3 after being given reasonable opportunity to cure such failure (any such termination, hereinafter referred to as a termination for “Good Reason”). Upon a termination for Good Reason you shall be entitled to the same payments, rights and benefits as provided to you under Section 6 including the severance payment upon a termination of your employment by the Company without Cause.

9. Voluntary Termination without Good Reason. You may terminate your employment hereunder other than for Good Reason effective thirty (30) days after giving written notice to the Company, in which event you shall be paid your salary at the then current rate through the date of termination. Your participation in employee benefit plans shall cease upon the effective date of termination of employment; provided, however, that the Company shall assure that you receive after such termination all benefits provided by the terms of such plans or required by law.

10. Indemnification. The Company shall indemnify you to the fullest extent permitted by applicable law in respect of your role as an executive officer of the Company.

11. Confidentiality. You agree, during the term of this Agreement and at all times thereafter, to treat as confidential and not to intentionally disclose, publish or otherwise make available to the public or to any individual, firm or corporation (other than an employee or professional advisor of the Company or to your legal counsel for the purpose of securing personal legal advice), or use any confidential material (as hereinafter defined), except as required in the performance of your duties under this Agreement. You agree that all confidential material is the exclusive property of the Company, and you agree to return such material to the Company promptly upon the termination of the your service as an officer and director of the Company. For purposes hereof, the term “confidential material” shall mean all information concerning the products, projects, activities, business or affairs of the Company acquired by you in the course of providing services to the Company; provided, however, that the term “confidential material” shall not include information which (i) becomes generally available to the public other than as a result of an unauthorized disclosure by you, (ii) was available to you on a non-confidential basis prior to your service with the Company, or (iii) becomes available to you on a non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with the Company.

12. Noncompetition. You agree that, in consideration of your employment with the Company, you will not, during the period of your employment with the Company and for a one (1) year period thereafter, (a) engage, directly or indirectly, whether as principal, agent, distributor, representative, consultant, employee, partner, stockholder, limited partner or other investor (other than an investment of not more than (i) five percent (5%) of the stock or equity of any corporation the capital stock of which is publicly traded or (ii) five percent (5%) of the ownership interest of any limited partnership or other entity) or otherwise, with any company or entity that renders any of the services provided by the company at the time your employment is terminated, is a customer or is targeted by the company to provide services pursuant to its written business plans as approved by the Board of Directors or (b) solicit or entice or endeavor to solicit or entice away from the Company (i) any customer of the Company or (ii) any employee of the company or (iii) any corporation, individual or firm in which the Company is, or has been during the last twelve (12) months of your employment with the Company, in active negotiations in becoming a customer, either for your own account or for any individual, firm or corporation.

13. Equitable Relief. In the event of a breach by you of any of the provisions of Section 11 or 12 of this Agreement, you hereby consent and agree that the Company shall be entitled to an injunction or similar equitable relief from any court of competent jurisdiction restraining you from committing or continuing any such breach or granting specific performance of any act required to be performed by you under any of such provisions, without the necessity of showing any actual damage or that money damages would not afford an adequate remedy and without the necessity of posting any bond or other security. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies at law or in equity which it may have with respect to any such breach.

14. Headquarters. The Company’s headquarters will be in New York City and as provided herein, you agree spend sufficient time in the headquarters to perform your duties as defined herein.

15. Severability. Should any provision of this Agreement be held by a court or arbitration panel of competent jurisdiction to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court or arbitration panel is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the court or arbitration panel shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been set forth herein.

16. Entire Agreement. This Agreement contains the entire agreement and all the understandings and representations between you and the Company pertaining to the subject matter hereof and supersedes prior undertakings and agreements, whether oral or written, if any there be, previously entered into by you and the Company with respect thereto.

17. Amendments. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by you and by a duly authorized representative of the Company.

18. Notices. Any notice to be given hereunder shall be in writing, and delivered personally or sent by telecopier or by certified mail, return receipt requested, addressed to the party concerned at the address indicated below or at such other address as such party may subsequently designate by like notice:

If to the Company:

GlobalOptions Group, Inc.

75 Rockefeller Plaza, 27th Floor

New York, NTY 10019

Attention: Dr. Harvey Schiller

Telecopier No.: (212) 445-0053

If to you:

Jeffrey Nyweide

PO Box 1426.

Manchester Center, VT 05255

19. Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to you shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

20. Construction. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York applicable in the case of agreements made and entirely performed in such jurisdiction, without regard to conflict of law principles.

21. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or any breach hereof, shall, except as provided in Section 14 hereof, be settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association then in effect and judgment upon such award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration award may include an award of attorneys’ fees and expenses to the prevailing party. The arbitration shall be held in the City of New York.

22. Assignment. This Agreement shall be binding upon the successors and assigns of the Company and may not be assigned by you.

23. Counterparts. This Agreement may be executed in counterparts, including by facsimile, all of which together shall constitute one agreement binding on the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

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If the foregoing accurately sets forth our agreement, please indicate your acceptance hereof by signing the enclosed counterpart of this letter and return such counterpart to the Company.

Very truly yours,

GlobalOptions Group, Inc.

By:	/s/ Harvey W. Schiller
Harvey W. Schiller
CEO

cc: Daniel Burstein, Chairman of the Compensation Committee

Agreed and Accepted

on August 13, 2007

By:	/s/ Jeffrey O. Nyweide
Jeffrey O. Nyweide
Chief Financial Officer